http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces Strong Fourth Quarter and
Year End 2006 Financial Results

Baltimore, Maryland, April 2, 2007 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended December 31, 2006 was $8.1 million, an 86% increase from the revenue reported for the three months ended December 31, 2005 of $4.3 million.

GSE reported operating income of $763,000 for the fourth quarter of 2006 as compared to an operating loss of $(1,900,000) in the fourth quarter of 2005. Net income for the December 31, 2006 quarter was $430,000 as compared to a net loss of $(2,150,000) for the December 31, 2005 quarter. Net income attributed to common shareholders (arrived at by deducting the preferred stock dividends from net income) was $351,000 in the fourth quarter 2006 or $.03 per share on both a basic and diluted basis versus a net loss of $(2,150,000) or $(0.24) per share on both a basic and diluted basis for the fourth quarter of 2005.

The Company incurred approximately $68,000 of operating expenses in the fourth quarter 2006 in preparation for the termination of the Management Services Agreement with GP Strategies effective December 31, 2006. Under this Agreement, GP Strategies provided corporate support services to GSE, including accounting, finance, human resources, legal, tax, and network support.
Bringing these functions in house is expected to reduce G & A expenses by about $100,000 on an annual basis.

GSE reported revenue for the twelve months ended December 31, 2006 of $27.5 million, a 25% increase from the revenue reported for the twelve months ended December 31, 2005 of $22.0 million. In 2006, the Company recognized $5.7 million of contract revenue on the $15.1 million order received from the Emirates Simulation Academy, LLC in January 2006.

GSE reported operating income of $2,100,000 for the twelve months ended December 31, 2006 as compared to an operating loss of $(4,727,000) for the twelve months ended December 31, 2005. The net loss attributed to shareholders was $(625,000) for the twelve months ended December 31, 2006 or $(.07) per share on both a basic and diluted basis versus a net loss of $(4,795,000) or $(.53) per share on both a basic and diluted basis for the twelve months ended December 31, 2005.

The net loss for the year ended December 31, 2006 includes a $1.4 million, one time, non-cash charge for the extinguishment of debt taken in the first quarter. Excluding this charge, the Company’s income before income taxes for the twelve months ended December 31, 2006 would have equaled $1,231,000.

GSE’s backlog as of December 31, 2006 was approximately $18.5 million compared to a backlog of $12.3 million at December 31, 2005. Backlog is defined as the remaining value of signed contracts or authorization letters to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since December 31, 2006. All contracts are subject to possible delays, cancellations, or scope changes which could increase or decrease the contract value.

John V. Moran, GSE’s Chief Executive Officer said, "I am once again very pleased to report another quarter of growth and improved financial performance. The fourth quarter results represent a strong finish to a strong and in many ways an evolutionary year for our Company. It is particularly gratifying to see that all three of our primary business units (nuclear simulation, non-nuclear simulation and our training and education center initiative) are contributing to the growth trends we have established.

As we look out several years, the opportunities to capitalize on our strategic positioning within our targeted markets is large and expanding. We are well positioned to continue our global dominance in the nuclear simulation space as both new construction and re-licensing activities accelerate from current levels. Our recent announcement that GSE has been authorized by Westinghouse to begin early stage work on two nuclear power plant simulators in China is evidence of this building trend. In our non-nuclear simulation markets, revenue from the conventional power generation sector (primarily coal and natural gas) approximately doubled in 2006 versus 2005. This growth was driven by a combination of new construction, control room modernization and the movement towards adding emission control systems to existing plants. We are also experiencing increased levels of interest in, and are at various levels of advancing, significant applications for our technology in the oil and gas production, refining and petro-chemical markets. Finally, we continue to advance a number of opportunities in our training and education center initiative and are optimistic that at least one new center will move out of our pipeline and into production in 2007.

In summary, we have demonstrated our ability during the past 12 months to grow revenues, improve margins, return the Company to profitability and keep costs in check. Based on our current level of activity, backlog and our large and expanding pipeline of potential new business we expect these positive trends to continue as we progress through 2007 and beyond.”

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GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 265 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in Atlanta, Georgia, St. Marys, Georgia, Sweden, and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.
AT THE COMPANY	INVESTOR RELATIONS CONTACT
John V. Moran	Feagans Consulting Inc.
Chief Executive Officer	Neal Feagans
Phone: 410-277-3741	Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Contract revenue	$8,070	$4,333	$27,502	$21,950
Cost of revenue	5,658	4,060	19,602	18,603

Gross profit	2,412	273	7,900	3,347

Operating expenses	1,649	2,173	5,800	8,074

Operating income (loss)	763	(1,900)	2,100	(4,727)

Loss on extinguishment of debt	-	-	(1,428)	-
Other income (expense), net	(212)	(107)	(869)	81

Income (loss) before income taxes	551	(2,007)	(197)	(4,646)

Provision for income taxes	121	143	149	149

Net income (loss)	430	(2,150)	(346)	(4,795)

Preferred stock dividends	(79)	-	(279)	-

Net income (loss) attributed to
common shareholders	$351	$(2,150)	$(625)	$(4,795)

Basic income (loss) per common share	$0.03	$(0.24)	$(0.07)	$(0.53)
Diluted income (loss) per common share	$0.03	$(0.24)	$(0.07)	$(0.53)

Weighted average shares outstanding - Basic	10,125,026	8,999,021	9,539,142	8,999,021
Weighted average shares outstanding - Diluted	13,927,255	8,999,021	9,539,142	8,999,021

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	December 31, 2006	December 31, 2005

Cash and cash equivalents	$ 1,073	$ 1,321
Current assets	12,299	8,593
Total assets	18,448	11,982

Current liabilities	$ 10,836	$ 9,518
Long-term liabilities	251	1,567
Stockholders' equity	7,361	897